Exhibit 10.1

TENTH AMENDMENT TO CREDIT AGREEMENT

This Amendment, dated as of April 25, 2006, is made by and among ENTEGRIS, INC., a Delaware corporation, and successor by merger to Entegris, Inc., a Minnesota corporation (the “Borrower”), each of the banks appearing on the signature pages hereof, together with such other banks as may from time to time become a party to the Credit Agreement (defined below) pursuant to the terms and conditions of Article VIII of the Credit Agreement (herein collectively called the “Banks” and individually each called a “Bank”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, assignee of Wells Fargo Bank Minnesota, National Association, formerly known as Norwest Bank Minnesota, National Association in its separate capacity as administrative agent for itself and all other Banks (in such capacity, the “Agent”).

Recitals

A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of November 30, 1999, as amended by Amendments dated as of October 17, 2000, March 1, 2002, February 7, 2003, February 26, 2003, February 17, 2004, October 5, 2004, February 25, 2005, May 26, 2005 and November 30, 2005 (as so amended, the “Credit Agreement”).

B. The Borrower has requested that the Banks and the Agent amend the Credit Agreement as set forth hereinafter.

C. The Banks and the Agent are willing to grant the Borrower’s request subject to the terms and conditions set forth below.

ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the Borrower, the Banks and the Agent agree as follows:

1. Defined Terms. All capitalized terms used in this Amendment and not otherwise specifically defined in this Amendment shall have the meanings given such terms in the Credit Agreement.

2. Amendments to the Credit Agreement. The Credit Agreement is amended as follows:

2.1 Definitions.

(a) The following definitions in Section 1.1 are amended as follows:

“‘Cash and Cash Equivalents’ means the amount, net of any right of setoff or reduction by any depositary or financial intermediary holding such assets, of the Borrower’s assets consisting of readily available and marketable (a) investments described in Section 6.4(a), but without including any such investments included thereunder by reason of the final clause (which reads: ‘and such other investments as the

Borrower shall request and the Banks shall approve in writing’) (b) investments in short-term repricing auction rate securities, and variable rate demand notes, in each case meeting the ratings requirements of Section 6.4(a) (whether or not classified as current assets under GAAP), and (c) other assets that shall have been approved by the Agent as Cash and Cash Equivalents from time to time.”

“‘Leverage Ratio’ of the Borrower and its Subsidiaries means, with respect to the applicable Covenant Computation Date, the ratio of (a) the consolidated Net Funded Debt of the Borrower and its Subsidiaries, to (b) EBITDA of the Borrower and its Subsidiaries for the Covenant Computation Period ending on such Covenant Computation Date.”

(b) The following new definitions are added to Section 1.1:

“‘Excess Cash and Cash Equivalents’ means the amount of consolidated Cash and Cash Equivalents of the Borrower that exceed the requirements set forth in Section 5.12 hereof ($75,000,000, as of the date of the Tenth Amendment hereof).”

“‘FX and Currency Option Obligations’ means any and all obligations of the Borrower and its Subsidiaries, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all agreements, devices or arrangements designed to protect the Borrower or any Subsidiary from variations in the comparative value of currencies, including foreign exchange purchase and future purchase transactions, currency options, currency swaps and cross currency rate swaps. A transaction giving rise to an FX and Currency Option Obligation shall not be deemed to also give rise to a Rate Hedging Obligation.”

“‘Net Funded Debt’ of the Borrower and its Subsidiaries means the consolidated Funded Debt of the Borrower and its Subsidiaries as of the relevant Covenant Computation Date less the consolidated Excess Cash and Cash Equivalents of the Borrower and its Subsidiaries as of such Covenant Computation Date.”

2.2 Representations, Warranties and Schedules. Article IV is amended as follows:

(a) The last two sentences of Section 4.1 are deleted, and Schedule 4.1 is deleted. For convenience of reference, such sentences read as follows:

“Within the last twelve (12) months, the Borrower and each of its Subsidiaries has done business solely under the names set forth in Schedule 4.1 hereto. The chief executive office and principal place of business of the Borrower and each of its Subsidiaries is located at the address set forth in Schedule 4.1 hereto, and all of the records relating to the businesses of the Borrower and each of its Subsidiaries are kept at that location.”

(b) Section 4.5 is amended by deleting “August 28, 2004” and “February 26, 2005” (as amended by the Eighth Amendment) and inserting “August 27, 2005” and “December 31, 2005”, respectively, in place thereof.

(c) Schedules 4.4 (Subsidiaries and Affiliates), 4.6 (Litigation), 4.10 (ERISA Matters) and 4.12 (Environmental Matters) are updated and replaced by the respective schedules (similarly numbered) attached to this Amendment.

2.3 Reporting on Citibank Guaranty. Section 5.1(b) is amended by adding a clause (C) to clause (iii) thereof, which shall read as follows:

“and (C) whether the Borrower and its Subsidiaries are in compliance with the requirements set forth in Section 6.2 and copies of all guaranties issued as permitted by Section 6.3(e) and all amendments or changes to such guaranties, and any changes to the list of Subsidiaries covered by such guaranty or guaranties.”

2.4 Minimum Tangible Net Worth. Section 5.10 is amended to read as follows:

“Section 5.10 Minimum Tangible Net Worth. The Borrower and its Subsidiaries, on a consolidated basis, will maintain a Tangible Net Worth of not less than the sum of (a) $262,000,000, plus (b) fifty percent (50%) of consolidated Net Income determined in accordance with GAAP (unless such amount is negative, in which case it shall be ignored for purposes of this Section) of the Borrower and its Subsidiaries, for each fiscal quarter of the Borrower ended prior to the time of determination, commencing with the first fiscal quarter of the Borrower ending March 31, 2006, plus (iii) one hundred percent (100%) of the net cash proceeds received by the Borrower and/or its Subsidiaries from any equity offering made by the Borrower and/or its Subsidiaries at any time on or after March 31, 2006.

For such purpose, ‘net cash proceeds’ shall mean Cash and Cash Equivalents received from any equity offering, whether at the time of such sale or issuance or subsequent thereto, net of all legal expenses, commissions and other fees and all costs and expenses directly related to such offering.”

2.5 Minimum Cash and Cash Equivalents. Section 5.12 is amended to read as follows:

“Section 5.12 Minimum Cash and Cash Equivalents. The Borrower and its Subsidiaries, on a consolidated basis, will at all times own and maintain Cash and Cash Equivalents in an aggregate amount of not less than $75,000,000.”

2.6 Indebtedness. Section 6.2 is amended to read as follows:

“Section 6.2. Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume, permit or suffer to exist, any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations (provided, that this Section is not intended to limit trade debt incurred in the ordinary course of business and not evidenced by a note), except:

(a) Obligations arising hereunder and indebtedness consisting of obligations arising in connection with performance for the Borrower and its Subsidiaries of banking services (including wire transfer, ACH, disbursement services, and overdraft lines of credit and guidelines) by the Agent;

(b) Capitalized Lease Liabilities and indebtedness of the Borrower or its Subsidiaries secured by security interests permitted by Section 6.1(f) in an aggregate amount not to exceed $10,000,000 at any time;

(c) Rate Hedging Obligations covering notional amounts not in the aggregate at any one time exceeding the greater of the following (with obligations denominated in currencies other than U.S. Dollars converted to U.S. Dollars equivalents at current spot market exchange rates available to the Agent): (i) $150,000,000, or (ii) actual outstanding indebtedness for borrowed money at any time of the Borrower and its Subsidiaries;

(d) FX and Currency Option Obligations covering notional amounts or gross purchase/sale commitments not exceeding $125,000,000 (or the equivalent in other currencies than U.S. Dollars, converted to U.S. Dollars at current spot market exchange rates available to the Agent) in the aggregate at any one time.”

(e) Obligations not exceeding $150,000,000 at any time consisting of the following (with obligations denominated in currencies other than U.S. Dollars converted to U.S. Dollars equivalents at current spot market exchange rates available to the Agent): (i) indebtedness for borrowed money in foreign currencies, and (ii) indebtedness consisting of obligations arising in connection with performance for the Borrower and its Subsidiaries of banking services (including wire transfer, ACH, disbursement services, and overdraft lines of credit and guidelines) in foreign currencies;

(f) Indebtedness arising from Intercompany Loans; and

(g) Indebtedness or liabilities in an aggregate principal amount not to exceed $100,000,000 at any time consisting of (i) obligations on account of deposits or advances or indebtedness for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, (ii) obligations and indebtedness described in the other subsections of this Section 6.2, exceeding the amounts otherwise permitted by such other subsections, and (iii) other obligations and indebtedness, including without limitation those incurred in connection with commodity hedging and other hedging transactions and derivatives.”

2.7 Guaranties. Section 6.3 is amended by adding a semicolon at the end of paragraph (d), and adding a new paragraph (e) which shall read as follows:

“(e) a guaranty or guaranties given by the Borrower of obligations of Subsidiaries shown on Schedule A to the Tenth Amendment hereof (updated from time to time as provided in

Section 5.1(b)(iii)(C)) to Citibank, N.A. and it branches (and successors and assigns thereof), provided, that the obligations so guarantied arise in connection with indebtedness permitted by Section 6.2.”

3. Conditions Precedent. This Amendment shall become effective when the Agent shall have received the following, each in form and content acceptable to the Agent in its sole discretion:

(a) This Amendment duly executed on behalf of the Borrower, the Banks and the Agent;

(b) An incumbency certificate for the officer(s) authorized to execute and deliver this Amendment; and

(c) A copy of any guaranty or guaranties issued as permitted by Section 6.3(e) of the Credit Agreement.

4. Reference to and Effect on the Credit Agreement and the other Loan Documents. Except as otherwise amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan Documents prior to giving effect to this Amendment shall remain in full force and effect in accordance with their terms.

5. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

6. Borrower Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Agent and each of the Banks, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together withal of the present and former directors, officers, agents and employees of any of the foregoing (the “Released Parties”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against such Released Party for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment in connection with or related to the transactions evidenced by the Loan Documents, whether such claims, demands and causes of action are mature or unmatured or known or unknown.

7. No Waiver. The execution of this Amendment shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

8. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Agent and the Banks as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations under the Credit Agreement, as amended by this Amendment. This Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b) The execution, delivery and performance by the Borrower of the Credit Agreement, this Amendment and the other Loan Documents have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the Articles of Incorporation or Bylaws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9. References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment; and any and all references in any of the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment. All references to schedules or exhibits in the Credit Agreement shall be deemed to include the amendments to such schedules and exhibits effected hereby.

10. Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. Provisions of the Credit Agreement respecting consent to jurisdiction and waiver of jury trial shall apply, equally, to this Amendment.

(signature page follows)

IN WITNESS WHEREOF, the parties hereby have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first above written.

ENTEGRIS, INC.

By:	/s/ John D. Villas
Title:	Senior Vice President and Chief Financial Officer

and

By:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank and as Agent

By:	/s/ Jerome W. Fons
Title:	Vice President